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Jon W. Clark
Chief Financial Officer
(212) 297-1000
-Or-
Julia M. Rivera
Investor Relations
(212) 297-1000

Gramercy Capital Corp. Completes Exchange of Remaining Junior Subordinated Notes

New York, NY - June 16, 2010 - Gramercy Capital Corp. (NYSE: GKK) today announced that it has redeemed $52.5 million of junior subordinated notes due June 30, 2035 issued by its operating partnership subsidiary. Gramercy completed the transaction by transferring to the noteholders an equivalent par value amount of various classes of bonds issued by affiliates Gramercy Real Estate CDO 2005-1, Gramercy Real Estate CDO 2006-1 and Gramercy Real Estate CDO 2007-1, previously purchased by the Company in the open market, and cash equivalents of $5.0 million. In October 2009, the Company settled an exchange of $97.5 million of junior subordinated notes for an equivalent par amount of CDO bonds. This redemption eliminates the Company’s junior subordinated notes from its consolidated financial statements, which had an original balance of $150.0 million.

Company Profile

Gramercy Capital Corp. is a self-managed integrated commercial real estate finance and property investment company whose Gramercy Finance division focuses on the direct origination, acquisition and portfolio management of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, commercial mortgage-backed securities and other real estate securities, and whose Gramercy Realty division targets commercial properties leased primarily to financial institutions and affiliated users throughout the United States. The Company is headquartered in New York City, and has regional investment and portfolio management offices in Jenkintown, Pennsylvania, Charlotte, North Carolina and St. Louis, Missouri.

To review Gramercy's latest news releases and other corporate documents, please visit the Company's website at www.gkk.com or contact Investor Relations at 212-297-1000.

(GKK-GN)

Forward-looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the reduction in cash flows received from the Company's investments, in particular its CDOs and the Gramercy Realty portfolio; the ability of the Company’s Gramercy Realty division to renegotiate the terms of its mortgage and mezzanine loan obligations; compliance with financial covenants; maintenance of liquidity needs, including balloon debt payments; the success or failure of the Company’s efforts to implement its current business strategy; the strength of the commercial finance and real estate property markets, and the banking industry specifically; competitive market conditions; unanticipated administrative costs; general and local economic conditions; interest rates; capital and credit market conditions; bankruptcies and defaults of borrowers or tenants in the Company's properties or properties securing the Company's debt investments; the resolution of the Company's non-performing and sub-performing assets; management changes; compliance with over-collateralization and interest coverage tests in the Company's CDOs; and other factors that are beyond the Company's control, including those listed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company's filings with the Securities and Exchange Commission.